Exhibit 99.1

On January 15, 2014, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. Announces Special Cash Dividend

Dividend will be payable February 14, 2014

Columbus Grove, Ohio, January 15, 2014 – United Bancshares, Inc. (NASDAQ: UBOH) announced today that its Board of Directors approved a Special Cash Dividend of $0.10 per common share payable February 14, 2014 to shareholders of record at the close of business on January 30, 2014.

Brian D. Young, President and CEO stated, “After consideration of the Company’s capital levels, financial performance, risk profile, and the current and projected economic environments, I am pleased to report the Board of Directors’ decision to declare a Special Cash Dividend.  Although there are indications of increased growth opportunities and stabilizing markets, a significant level of uncertainty in our markets still remains. As a result, the board believes that, based on the current expectations, declaring a Special Cash Dividend is an appropriate method for providing return and value to our loyal shareholders.”  Mr. Young also noted that, “Thanks to the continued hard work and dedication of the Company’s team members and the loyalty of our many valued customers, the Company has not only improved its risk profile, but has also reported increased earnings as compared to last year.  I am honored to be associated with such a quality group of individuals.”

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company, which serves Allen, Hancock, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

United Bancshares, Inc. had approximately 3,447,051 common shares outstanding as of September 30, 2013.

SAFE HARBOR STATEMENT

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words "would," "exceed," "should," "anticipates," "believe," "steady," "dramatic," and variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based upon the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements are risks that are detailed in the Company’s Annual Report on Form 10-K for the 2012 calendar year, filed with the Securities and Exchange Commission on March 27, 2013.

Contact:

Brian D. Young

President and CEO

United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio 45830

(419) 659-2141

Email: info@theubank.com